                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement      [_]  Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section

     240.14a-12

                          LITHIUM TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number,
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Notes:

                                PRELIMINARY COPY

                         Lithium Technology Corporation
                                5115 Campus Drive
                           Plymouth Meeting, PA 19402


To our Stockholders:

         The Board of Directors has approved, and is requesting your approval of an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Company common stock. The Company's Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of common stock. The Company needs to increase the number of authorized shares of common stock in order to have an adequate reserve of common stock available for issuance upon exercise of outstanding options and warrants and conversion of convertible notes relating to the bridge financing provided by Pacific Lithium Limited.

         The Board of Directors unanimously recommends that the stockholders approve the proposed amendment, which is more fully described in the accompanying materials. Toward that end, the Board asks that you complete, sign and return the enclosed consent form by May ___, 2000. Your consent is important, since approval of the amendment requires the execution of written consents on behalf of the holders of a majority of the outstanding shares of common stock. As a result, if you do not return a properly completed and signed consent, you will effectively be voting against the amendment.

         The consent that the Board of Directors is soliciting will allow the Company to proceed with the proposed amendment of the certificate of incorporation without the necessity of convening a special meeting of stockholders.

         Please take a moment to review the materials and to complete, sign and return your consent.

Very truly yours,


David Cade
Chairman of the Board
and Chief Executive Officer

April __, 2000

                                PRELIMINARY COPY

                         Lithium Technology Corporation
                                5115 Campus Drive
                           Plymouth Meeting, PA 19402

                              Consent Solicitation

                                 April __, 2000


     This consent solicitation contains important information relating to a proposed amendment to the certificate of incorporation of Lithium Technology Corporation to increase its authorized common stock from 50,000,000 to 125,000,000 shares. The Board of Directors is recommending approval of the amendment.

     The following pages include information on:

     * the proposed amendment to the certificate of incorporation (questions 1 to 3);

     *    procedures for the consent solicitation (questions 4 to 11);

     * the merger and bridge financing with Pacific Lithium Limited (questions 12 to 16); and

     * current stock ownership and other matters relating to the Company (questions 17 and 18).

     This consent solicitation was first mailed to stockholders on April __, 2000. Stockholders are requested to return their consent forms by May __, 2000.


                  Amendment of the Certificate of Incorporation

1.   What is the proposed amendment to the Certificate of Incorporation?

     The Company's certificate of incorporation currently authorizes the issuance of a total of 50,100,000 shares, composed of 50,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share. The proposed amendment will increase the total number of authorized shares to 125,100,000, and the number of shares of common stock authorized to 125,000,000. The amendment will modify the first paragraph of Article FOURTH of the certificate of incorporation to read as follows:

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 125,100,000 shares, composed of 125,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 100,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

     Each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. The new shares, like the currently authorized shares, will not have preemptive rights. The amendment will not change the par value of the common stock.

     The amendment will not change the currently authorized number of shares of preferred stock, which will remain set at 100,000. No shares of preferred stock have been issued.

2.   Why is the amendment necessary?


     The Company's Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of common stock. The Company needs to increase the number of authorized shares of common stock in order to have an adequate reserve of common stock available for issuance upon exercise of outstanding options and warrants and conversion of convertible notes relating to the bridge financing provided by Pacific Lithium Limited (which are only convertible in the event of a default or if the merger contemplated between the Company and Pacific Lithium Limited does not close by February 28, 2002 or is not approved by the Company's stockholders by June 30, 2000 or such later date agreed to by Pacific Lithium Limited).

     On January 19, 2000, the Company and Pacific Lithium Limited signed an Agreement and Plan of Merger to merge their respective companies. Until the closing of the merger, Pacific Lithium Limited has agreed to advance working capital to the Company pursuant to the terms of a bridge loan financing agreement described in more detail below. For a more detailed description of the pending merger between the Company and Pacific Lithium Limited, see Questions 12-13 below. For the background of the bridge financing with Pacific Lithium Limited including the factors considered in connection with the establishment of the conversion price of the convertible notes, see Question 15 below. The Company's stockholders are not being asked to approve the merger at this time -- a separate proxy statement will be mailed with complete information on the merger. This consent solicitation solely relates to an increase in the authorized number of shares of common stock.

     Pursuant to the terms of a bridge loan financing agreement dated as of November 29, 1999, Pacific Lithium Limited has agreed to advance working capital to the Company until the closing of the merger. Pacific Lithium Limited has advanced a total of $1,350,000 through April 1, 2000 and has agreed to advance to the Company funds required by the Company for ongoing employee, operating and administrative expenses, excluding capital expenses, until the closing of the merger. The Company estimates that approximately $200,000 per month until December 2000, and approximately $250,000 per month thereafter will be required by the Company for working capital. Under the agreements with Pacific Lithium Limited, the Company will offset a portion of the funds received by the Company upon the exercise of options and warrants against the funding otherwise required to be advanced by Pacific Lithium Limited under the bridge financing agreement.

     The consummation of the merger is contingent upon certain closing conditions being met by the parties including the approval of the merger by the stockholders of the Company and Pacific Lithium Limited and the consummation of an initial public offering in the United States by Pacific Lithium Limited, which is targeted for the second half of 2000 subject to market and other conditions. The closing of the merger must occur prior to February 28, 2002 or the parties may terminate the merger agreement. If the merger does not close until February 2002 a total of approximately $5,100,000 will be required by the Company for working capital from May 2000 until February 2002. See Question 13 below for more details regarding the timing of the closing and the initial public offering.

     If the merger is not completed for any reason then any advances from Pacific Lithium Limited to the Company under the bridge loan financing agreement will be converted into the Company's common stock at $0.10 per share, and except in the event of a Pacific Lithium Limited default under the merger agreement Pacific Litium Limited will be issued three year warrants to purchase 7,500,000 shares of Company common stock exercisable at $0.15 per share. Pacific Lithium Limited also has certain license and security rights with respect to the Company's assets.

     Pending the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, the notes issued in connection with the bridge financing agreement will be convertible into shares of preferred stock having the economic and voting equivalent of the common stock.

     At April 1, 2000, the Company had outstanding: (i) 49,990,835 shares of common stock, (ii) options to purchase 3,753,991 shares of common stock at exercise prices ranging from $.25 to $.90 (all of which are currently exercisable), (iii) warrants to purchase 4,590,049 shares of common stock at an exercise price of $.15 per share (all of which are currently exercisable) and
(iv) $1,350,000 of convertible notes convertible into 13,500,000 shares of Common Stock at a conversion price of at $.10 per share, held by Pacific Lithium Limited (which are only convertible in the event of a default or if the merger does not close by Febuary 28, 2002 or is not approved by the Company's stockholders by June 30, 2000 or such later date agreed to by Pacific Lithium Limited). The Company may issue up to approximately $5,100,000 of additional notes to Pacific Lithium Limited from April 2000 until February 2002 if the merger is not closed until February 2002. These notes would be convertible into 51,000,000 shares of Company stock at a conversion price of $.10 per share. The Company may also issue to Pacific Lithium Limited warrants to purchase 7,500,000 shares of Company common stock exercisable at $0.15 per share if the merger is not completed for any reason (other than the default of Pacific Lithium Limited). The notes will not be converted into Company common stock and the warrants will not be issued if the merger is closed.

     All of the outstanding options are held by employees or directors of the Company and were issued under the Company's stock option plans as incentive compensation. The outstanding warrants were issued to consultants as additional compensation pursuant to the terms of consulting agreements with the Company and in connection with certain financing and strategic alliance arrangements.


3.   How will the additional authorized common stock be used?


     After the Amendment, assuming conversion of all of the currently outstanding options, warrants and $6,450,000 of Convertible Notes as described in Question 2 (which will only occur if the merger is not closed or is not approved by the Company's stockholders by June 30, 2000 or such later date agreed to by Pacific Lithium Limited), the Company will have approximately 123,000,000 outstanding shares of common stock outstanding. Pending the completion of the merger the Company may not issue any additional shares of common stock, options or warrants without the consent of Pacific Lithium Limited. In the event that the merger is not consummated, the Company may need to issue shares of common stock in a financing transaction with a third party other than Pacific Lithium Limited. In addition, in the event the merger is delayed or not consummated the Company may need to issue options to employees as incentive compensation under the Company's stock plans. The newly authorized common stock will be available for issuance without further action by stockholders except as required by law. Current stockholders do not have preemptive rights, which means they do not have the right to purchase any new



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

issuance of common stock in order to maintain their proportionate interests in the Company.

     The Company has no current plan or commitment to issue shares of stock for purposes other than those discussed above.

     The additional authorized shares could be used to discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in opposing a takeover bid or a solicitation in opposition to management. Except as contemplated by the pending merger transaction with Pacific Lithium Limited, the Company is not currently aware of any effort to obtain control of the Company, and has no plans to use the new shares for purposes of discouraging any such effort.


                            The Consent Solicitation

4.   Who is being asked to approve the amendment?

     Only stockholders of record at the close of business on March 13, 2000 are entitled to execute and deliver consents with respect to the proposed amendment. On that date, there were 49,990,835 shares of Company common stock outstanding. Each share is entitled to one consent.

5.   What level of approval is required for the amendment?

     Approval of the amendment will require the execution and delivery to the Company of written consents on behalf of the holders of an absolute majority of the issued and outstanding shares of the Company's common stock.

6.   What are the consequences to the Company if the amendment is not approved?

     If the amendment is not approved in connection with this consent solicitation the Company may resolicit the approval of the stockholders in connection with the meeting of the Company's stockholders to be held to approve the merger with Pacific Lithium Limited. If the amendment is not approved now or at the special meeting of stockholders, in the event the merger does not close or in the event of a default the bridge notes would be convertible into shares of Company preferred stock having the economic and voting equivalent of Company common stock. In addition, if the amendment is not approved but the merger is consummated, the Company would treat the holders of outstanding options and warrants who pay the exercise price of such options and warrants as holders of Company common stock which would be converted into shares of Pacific Lithium Limited at the time of the merger.

7.   How do I consent to the amendment?

     You may consent to the proposed amendment with respect to your shares by completing and signing the enclosed consent form and returning it to the Company on or before the final consent date (as described under question 8 below).

     If your shares are held in "street name," your broker or nominee may authorize consent on your behalf if you do not direct your broker or nominee not to do so.

     Please note that not returning your consent or abstaining from the vote has the same impact as disapproving the amendment, since approval of the amendment requires written consent on behalf of the holders of an absolute majority of the common stock outstanding and entitled to vote, rather than simply a majority of those who actually execute and deliver consents.

8.   What is the deadline for delivering my consent?


     The Board of Directors has set May __, 2000 as the targeted final date for receipt of consents. If the Company has received consents on behalf of the holders of a majority of the Company's common stock by that date, the consent solicitation will expire, and the Company will proceed with the amendment of the certificate of incorporation.

     The Board of Directors has reserved the right to extend the final date for receipt of consents beyond May __, 2000 in the event that the requisite majority approval has not been obtained by that date. Any such extension may be made without notice to individual stockholders.


9.   Is my consent irrevocable?

     No. Even after you have submitted your consent form, you may file with the Secretary of the Company a notice of revocation or a subsequently dated consent form at any time before the final consent date.

10.  What is the recommendation of the Board of Directors?

     The Board of Directors has unanimously approved the amendment of the certificate of incorporation and believes that the amendment is in the best interest of the Company and its stockholders. Accordingly, the Board unanimously recommends that stockholders consent to the amendment.

11.  How are costs of this solicitation being borne?

     All of the costs of this consent solicitation will be paid by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit consents. Also, Georgeson may solicit proxies at an approximate cost of $8,000-12,000 plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph, messenger, or via the internet. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

          The Merger and Bridge Financing with Pacific Lithium Limited

12.  What are the general terms of the pending merger with Pacific Lithium
     Limited?


     On January 19, 2000, the Company and Pacific Lithium Limited of Auckland, New Zealand signed an Agreement and Plan of Merger to merge their respective companies. Pacific Lithium Limited is an unlisted New Zealand private company with more than 600 shareholders. The merger will require the approval of the stockholders of the Company and Pacific Lithium Limited.

     Prior to the merger Pacific Lithium Limited will domesticate into the U.S. and become a Delaware corporation pursuant to the provisions of Section 388 of the Delaware Corporation Law, change its name to Ilion Technology Corporation and consummate an initial public offering in the United States and NASDAQ listing of Ilion.

     In the merger, the Company will merge into Ilion and the Company's stockholders will receive a total of 3.5 million shares of Ilion common stock in exchange for all of the outstanding Company shares.

     Company stockholders may obtain more detailed information about the merger in the Company's reports filed with the Securities and Exchange Commission available as described in Question 18. In addition, detailed information will be sent to all Company stockholders prior to the stockholder's meeting as discussed in Question 13. This consent solicitation solely relates to an increase in the authorized number or shares of common stock -- Company stockholders are not being asked to approve the merger at this time.


13.  When is the merger expected to be completed?


     The consummation of the merger is contingent upon certain closing conditions being met by the parties including the approval of the merger by the stockholders of the Company and Pacific Lithium Limited and the closing of the Ilion initial public offering.

     The Company will hold a meeting of the stockholders to consider and approve the merger and prior to the meeting the Company and Pacific Lithium Limited will mail a proxy statement and prospectus to all of the Company stockholders with complete information on the merger, Pacific Lithium Limited and the securities to be received by the Company stockholders in the merger. The closing of the merger will occur contemporaneously with the Ilion initial public offering, assuming the remaining closing conditions have been met.

     Pursuant to an extension agreement entered into on March 31, 2000, the Company is required to obtain the approval of the merger by the Company stockholders by June 30, 2000, unless such date is further extended by the Company and Pacific Lithium Limited. The Company and Pacific Lithium Limited currently have targeted a closing to occur within 90 days of the Company stockholder meeting. If the expected consummation date for the Ilion initial public offering is after September 30, 2000, the Company and Pacific Lithium Limited intend to change the date of the Company stockholder meeting date so that the closing date will not be more than 90 days after the Company stockholder meeting date. While the Company and Pacific Lithium Limited currently contemplate a June 30, 2000 stockholder meeting date and a closing date by September 30, 2000, the meeting and the closing dates may occur on later dates, but in no event may the closing date be beyond February 28, 2002.

     Prior to the meeting, the Company will mail a proxy statement to all of the Company stockholders with complete information on the merger, Pacific Lithium Limited and the securities to be received by the Company stockholders in the



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

merger. The Company's stockholders will be given an opportunity at such time to approve the proposed merger prior to its consummation. Assuming the Company stockholders approve the merger, the closing of the merger will occur once all of the remaining closing conditions are satisfied, including the consummation of the Ilion initial public offering.


14. What percentage ownership of the Company will Pacific Lithium Limited own if there is a default under the bridge financing agreement or the merger is not closed?


     The percentage ownership of the Company that Pacific Lithium Limited will own if there is a default under the bridge financing agreement or in the event the merger is not closed will depend on the amount of funds advanced by Pacific Lithium Limited to the Company. If Pacific Lithium Limited advances another $5,100,000 in addition to the $1,350,000 advanced through April 1, 2000 (as described in Question 2), and the notes were converted, Pacific Lithium Limited would own approximately 64,500,000 shares of Company common stock which would represent approximately 53% of the Company's outstanding common stock on a fully diluted basis. If the merger is completed the notes will not be converted into Company common stock and no warrants will be issued to Pacific Lithium Limited.

     The bridge financing agreement does not contain a maximum of the amount of funding that may be advanced under the bridge financing agreement. Accordingly, there is no maximum number of notes that may be issued to Pacific Lithium Limited. The amount of the notes will be related to the working capital requirements of the Company and the length of time until the merger is completed.


15.  Why did the Company enter into the bridge financing?


     Since its inception, the Company has required and continues to require substantial capital to fund development and production objectives and ongoing operations. During the first quarter of 1999, the Company was seeking to raise $4,000,000 through the private placement of redeemable convertible preferred stock. The Company received no commitments for the preferred stock. The Company had cash of $153,000 at June 30, 1999 which in the absence of new capital was only sufficient to meet the Company's operating needs through July 1999. At that time the Company developed and implemented strategies to minimize expenses and conserve cash. Thereafter, the Company completed a $450,000 private placement of 4,500,000 restricted shares of common stock in July and August 1999 at $.10 per share which funds were expected to provide working capital only until approximately mid-October 1999. After numerous discussion with prospective investors, it was determined that a $.10 per share price would be necessary to raise any funds in this private placement.

     In addition to seeking to raise equity for its operations and growth, during 1999, the Company explored numerous strategic alternatives as a method to meet its business and financial needs. These strategic initiatives included discussions with, and specific proposals to, third parties regarding joint venture arrangements and the potential sale of the Company. No party other than Pacific Lithium Limited presented an arrangement to meet the financial and operational needs of the Company. The Company determined it was in the best interest of the Company and its stockholders to enter into a Memorandum of Agreement with Pacific Lithium Limited on September 29, 1999.

     The Memorandum of Agreement provided for the Company and Pacific Lithium Limited to merge their respective lithium battery technologies and operations and ultimately form a new U.S. corporation. The Memorandum of Agreement also provided that beginning in October 1999 Pacific Lithium Limited would provide working capital to the Company. The Memorandum of Agreement further provided that if the merger was not consummated for any reason any advances from Pacific Lithium Limited to the Company would be converted into Company common stock at $.10 per share, the price of the July and August 1999 private placement of restricted shares of common stock. The closing bid of the Company's common stock on September 28, 1999 was $0.26 per share.

     The Board considered a number of factors in connection with its approval of the conversion price of $.10 per share of the notes including:

     o the fact that, despite management's best efforts, the Company continued to face significant short and long-term liquidity needs which were impeding the Company's ability to meet its strategic objectives;

     o the agreement of Pacific Lithium Limited to provide working capital in excess of $1.1 million until the completion of the merger; and

     o the fact that the Company had not been able to raise any equity for its operations and growth during 1999 except for $450,000 in the July and August 1999 private placement (at $.10 per share) and no party other than Pacific Lithium Limited presented an arrangement to meet the financial and operational needs of the Company where Company shares would be valued in excess of $.10 per share.

     Pacific Lithium Limited has advanced the following funds to the Company as of April 1, 2000: (1) $225,000 on October 1, 1999, $250,000 on November 1, 1999,
$250,000 on December 1, 1999, $250,000 on January 1, 2000 and $250,000 on April
1, 2000, to cover operating expenses and professional fees and expenses and (2) $93,400 in December 1999 and $31,600 in February 2000 to enable the Company to purchase a packaging machine.

     Subsequent to the execution of the Memorandum of Agreement, the parties negotiated the terms of, and signed, the definitive bridge loan agreement, the merger agreement and the related agreements. See Question 12 above for a general description of the merger.


16. Are stockholders being asked to approve the merger or bridge loan at this time?

     No. The Company's stockholders are not being asked to approve the merger at this time. The Company anticipates holding a meeting of the stockholders to vote on the merger by June 30, 2000. Prior to the meeting, the Company will mail a proxy statement to all the Company's stockholders with complete information on the merger, Pacific Lithium Limited and the securities to be received by the Company's stockholders in the merger. The Company's stockholders are not required to approve the bridge loan agreement. This consent solicitation solely relates to an increase in the authorized number of shares of common stock and approval of the amendment will not be deemed to be a ratification of the transactions entered into by the Company that require additional shares to be authorized.

                             Additional Information

17.  What is the Stock Ownership?


     The following table gives information about the ownership of Company common stock as of April 1, 2000 by the directors, the chief executive officer, the four most highly compensated other executive officers and the executive officers and directors as a group and beneficial owners of more than 5% of the Company's common stock. Although Pacific Lithium Limited owned notes convertible into 13,500,000 shares of common stock as of April 1, 2000 they are not included in the following beneficial ownership table because the notes are not currently convertible and will not be convertible unless and until there is an event of default or the merger is not consummated.

                                                             Number of Shares
Name and Address of Beneficial Owner(1)                   Beneficially Owned(2)              Percent of Class(2)
----------------------------------------                  ---------------------              -------------------
David J. Cade                                                   836,982 (3)                        1.65%
George R. Ferment                                               931,057 (3)                        1.83%
Stephen F. Hope                                               1,289,607 (4)                        2.52%
Ralph D. Ketchum                                                692,438 (5)                        1.36%
John D. McKey, Jr.                                              127,535 (6)                        *
Barry Huret                                                      13,334 (3)                        *
Arif Maskatia                                                    13,334 (3)                        *
John J. McFeeley                                                 13,334 (3)                        *
Thomas R. Thomsen                                               823,334 (7)                        1.62%
All Directors and Officers as                                 3,918,131 (8)                        7.54%
A Group (8 persons)

*    Less than 1%.

(1) The address of each beneficial owner is c/o Lithium Technology Corporation, 5115 Campus Drive, Plymouth Meeting, PA 19462.

(2) Includes shares of Common Stock underlying outstanding warrants, options and convertible securities which are exercisable by the beneficial owner with respect to whom the calculation is made, that may be acquired within 60 days after April 1, 2000 upon the exercise of options.

(3)  Consists of options to acquire shares of Common Stock.

(4) Includes options to acquire 35,000 shares of common stock. Includes 90,328 shares of Common Stock held by Hazel Hope, the Executrix of the Estate of Henry Hope.

(5) Includes options to acquire 58,334 shares of Common Stock and 7,999 shares held by Mr. Ketchum's spouse.

(6)  Includes options to acquire 58,334 shares of Common Stock.

(7) Includes options to acquire 723,334 shares of common stock. Mr. Thomsen resigned as Chairman and Chief Executive Officer of the Company as of November 1, 1999.

(8)  Includes options to acquire 1,960,219 shares of common stock.


18.  How can I obtain more information about the Company?


     The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York City, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. You may also request a copy of the Company's financial reports filed with the SEC by contacting the Company's Corporate Secretary, c/o Lithium Technology Corporation, 5115 Campus Drive, Plymouth Meeting, PA 19462.

                       By order of the Board of Directors,




                                 Gretchen Deming
                               Corporate Secretary

April __, 2000

                                [Form of Consent]

================================================================================

                                PRELIMINARY COPY

Please mark vote as in example  / X /

                         LITHIUM TECHNOLOGY CORPORATION
                                  Consent Card
                  Solicited on Behalf of the Board of Directors

The undersigned hereby takes the following action with respect to all of the shares of common stock of Lithium Technology Corporation that the undersigned is entitled to vote:

     Consents     Does Not    Abstains    To the amendment of the Certificate of
                  Consent                 Incorporation of Lithium Technology
                                          Corporation to increase the authorized
                                          number of shares of common stock to
       [ ]          [ ]          [ ]      125,000,000.

The Board of Directors unanimously recommends giving consent to the amendment.

Marking the box "CONSENTS" constitutes your written consent to the amendment. However, if no box is marked, your signature below will evidence your written consent to the amendment as recommended by the Board of Directors.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                                     Date:
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Signature:                                                     Date:
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